Exhibit 10.1

AMENDED AND RESTATED

SERVICES AGREEMENT

This AMENDED AND RESTATED SERVICES AGREEMENT is entered into as of [            ], 2005 (this “Agreement”), between THE FIRST AMERICAN CORPORATION, a California corporation (“First American”), and FIRST ADVANTAGE CORPORATION, a Delaware corporation (the “Company”; First American and the Company are each referred to herein as a “Party” and collectively, as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties are parties to that certain Amended and Restated Services Agreement, dated as of January 1, 2004 (the “Amended Services Agreement”), which amended and restated that certain Services Agreement, dated as of June 5, 2003, by and among the Parties;

WHEREAS, the Parties believe it is in their respective best interests to amend and restate the Amended Services Agreement as provided in this Agreement;

WHEREAS, the Amended Services Agreement requires that a majority of Disinterested Directors (as defined below) resolve to amend the Amended Services Agreement;

WHEREAS, the Disinterested Directors have unanimously resolved to authorize this Agreement.

NOW, THEREFORE, in consideration of these premises and the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, First American and the Company agree as follows:

ARTICLE I.

DEFINITIONS AND CONSTRUCTION

1.1. Definitions. Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural terms defined):

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, further, that, for the purposes of this definition, the Company and its Subsidiaries shall not be

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deemed to be Affiliates of First American; provided, further, that, for the purposes of this definition, First American and its Affiliates (excluding the Company and its Subsidiaries) shall not be deemed to be Affiliates of the Company.

“Bundled Reports Fee” shall have the meaning provided in Section 3.1(c) hereof.

“Business Services” shall mean those services described in Column A of Schedule I, which services exclude, for the avoidance of doubt, any services provided outside of the United States of America and Puerto Rico or by First Indian Corporation or the First Indian division of the Property and Information Services Group of First American.

“Business Services Fee” shall mean, with respect to each of the Business Services set forth in Column A of Schedule I, the fees or the method of determining the fees set forth opposite such Business Services in Column B of Schedule I.

“Company” shall have the meaning provided in the introductory paragraph.

“Company Common Stock” shall have the meaning provided in the Standstill Agreement.

“Company Members” shall have the meaning provided in Section 2.4(c) hereof.

“Company Services” shall have the meaning provided in Section 2.2(a) hereof.

“Communications Hub” shall have the meaning provided in Section 2.4(f) hereof.

“Confidential Company Information” shall mean any information derived by the First American Entities in connection with the provision of Business Services, except such information which (a) was previously known by First American or its Affiliates and not considered confidential, and/or (b) is or becomes generally available to the public other than as a result of disclosure by First American, its Affiliates or their directors, officers, employees, agents or representatives, and/or (c) is or becomes available to First American or its Affiliates on a non-confidential basis from a source other than the Company and its Subsidiaries.

“Confidential FAF Information” shall mean any information derived by the Company or its Affiliates from any of the First American Entities in connection with the provision of Company Services, except such information which (a) was previously known by the Company or US SEARCH and not considered confidential, and/or (b) is or becomes generally available to the public other than as a result of disclosure by the Company or its Affiliates or their directors, officers, employees, agents or representatives, and/or (c) is or becomes available to the Company or its Affiliates on a non-confidential basis from a source other than First American or its Affiliates.

“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

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“Cure Period” shall have the meaning provided in Section 2.4(a)(ii) hereof.

“Disinterested Director” shall mean, on any date of determination, any member of the Company’s board of directors who is not as of such date (a) an officer or employee of the Company, (b) an officer, director or employee of First American or any Affiliate thereof, (c) a Person who Controls or is under common Control with First American or any Affiliate thereof, or (d) a Person who otherwise would fail to qualify as an “independent director” under the applicable rules of the Nasdaq National Market as then in effect; provided, however, that a Person designated by Pequot Private Equity Fund II, L.P. in accordance with the Stockholders Agreement dated as of December 13, 2002, among First American, Pequot Private Equity Fund II, L.P. and the Company shall not be deemed to be disqualified as a Disinterested Director by application of section (d) of this definition.

“Entity” shall mean any Person that is not a natural Person.

“FAF Members” shall have the meaning provided in Section 2.4(c) hereof.

“FARES” shall mean First American Real Estate Solutions LLC, a California limited liability company and Subsidiary of First American.

“First American” shall have the meaning provided in the introductory paragraph.

“First American Entity” and “First American Entities” shall mean one or more, as applicable, of First American and any Affiliate of First American.

“Merged Reports” shall have the meaning provided in Section 2.4(a)(i) hereof.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December 13, 2002, to which First American, US SEARCH, the Company and Stockholm Seven Merger Corp., a Delaware corporation, are parties.

“Mortgage Credit Reports” shall have the meaning provided in Section 2.4(a)(i) hereof.

“Mortgage Credit Reports Fees” shall have the meaning provided in Section 3.1(c) hereof.

“Mortgage Customers” shall have the meaning provided in Section 2.4(a)(i) hereof.

“Mortgage Marketing Services” shall have the meaning provided in Section 2.4(b) hereof.

“Mortgage Services” shall have the meaning provided in Section 2.4(a)(i) hereof.

“Non-Bundled Reports Fee” shall have the meaning provided in Section 3.1(c) hereof.

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“Notice of Deficiency” shall have the meaning provided in Section 2.4(a)(ii) hereof.

“Operating Committee” shall have the meaning provided in Section 2.4(c) hereof.

“Party” and “Parties” shall have the meaning provided in the introductory paragraph.

“Person” shall mean and include a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, an incorporated organization, a group and a government or other department, agency or political subdivision thereof.

“Requisite Service Levels” shall have the meaning provided in Section 2.4(a)(ii) hereof.

“Reset Date” shall have the meaning provided in Section 4.1(c) hereof.

“Standstill Agreement” shall mean the Standstill Agreement, dated as of June 5, 2003, between First American and the Company.

“Subsidiary” and “Subsidiaries” shall mean, with respect to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (b) any Entity (other than a corporation) in which such Person and/or one more Subsidiaries of such Person has more than a 50% equity interest at the time or otherwise controls the management and affairs of such Entity (including the power to veto any material act or decision).

“Term” shall have the meaning provided in Section 4.1 hereof.

“Termination Date” shall have the meaning provided in Section 4.1 hereof.

“US SEARCH” means US SEARCH.com Inc., a Delaware corporation.

“ZapApp Services” shall mean those services described in Schedule II.

“ZapApp Services Fee” shall mean the actual cost to ZapApp India Private Limited of providing the ZapApp Services.

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1.2. Principles of Construction.

(a) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless already expressly followed by such phrase or the phrase “but not limited to”.

(d) Article and Section headings and captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(e) All words importing any gender shall be deemed to include the other gender and the neuter.

(f) In the event that the final day of any time period provided herein does not fall on a business day, such time period shall be extended such that the final day of such period shall fall on the next business day thereafter.

(g) Unless otherwise specified, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, modifications and supplements thereto.

(h) Each Party has reviewed and commented upon this Agreement and, therefore, any rule of construction requiring that any ambiguity be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

ARTICLE II.

SERVICES

2.1. Business Services. During the applicable Term, First American shall, or shall cause one or more of the other First American Entities to, provide the Company and/or its Affiliates with the Business Services. First American shall, and shall cause the First American Entities to, allocate resources with regard to the Business Services in a manner that is consistent with the allocation of such resources by First American and/or the First American Entities prior to the transfer of First American’s CREDCO Division to the Company or its Affiliate.

2.2. Company Services.

(a) During the applicable Term, the Company shall, and shall cause its Affiliates to, provide First American and/or its Affiliates with products and services

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offered by or through the Company or its Affiliates from time to time (collectively (but excluding the ZapApp Services and the Mortgage Services), the “Company Services”) at rates and on terms no less favorable than those generally offered by the Company and its Affiliates to third parties.

(b) During the applicable Term, the Company shall, and shall cause its Affiliates to, provide First American and/or its Affiliates with the ZapApp Services. The Company shall, and shall cause its Affiliates to, allocate resources with regard to the ZapApp Services in a manner that is consistent with the allocation of such resources by the Company and its Affiliates prior to the transfer of First American’s CREDCO Division to the Company or its Affiliate.

2.3. Additional First American Services. During the applicable Term, First American may, and may cause the other First American Entities to, offer to provide the Company and/or its Affiliates, and the Company and/or its Affiliates may purchase, products and services offered by or through the First American Entities from time to time during the applicable Term in the ordinary course of business at rates and on terms then offered by the First American Entities to comparable third parties. Nothing in this Agreement shall change or affect the terms and conditions of any agreement or understanding listed on Schedules 4.9, 4.10, 4.20 and 4.27 to the Merger Agreement. The Company and/or its Affiliates on the one hand, and any First American Entity on the other hand, may renew any such agreement or understanding on terms substantially similar to those in such agreements or understanding.

2.4. Mortgage Services.

(a) Mortgage Credit Reports.

(i) During the applicable Term, the Company shall, and shall cause its Affiliates to, provide First American and its Affiliates with merged, multiple-source or single-source credit reports created by accessing one or more of the national credit database repositories and other information sources, which credit reports shall include basic, partial and fully verified Instant Merge Reports (including Merge Plus Reports and Residential Mortgage Credit Reports), Instant Merge Reports (such three-bureau merged credit reports, together with other three-bureau merged credit reports, the “Merged Reports”), and other credit reports incorporating credit scores, fraud check products, products which list creditor addresses and phone numbers, and other related information and enhancements that the Company and/or its Affiliates may offer from time to time (collectively, “Mortgage Credit Reports”), for resale to mortgage lenders, mortgage servicers, mortgage brokers, underwriters, and other users of information in the mortgage lending process and their respective customers (collectively, “Mortgage Customers”). The provision of Mortgage Credit Reports by the Company and its Affiliates hereunder to First American and its Affiliates for resale to Mortgage Customers is referred to herein as the “Mortgage Services”.

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(ii) During the applicable Term, in providing Mortgage Services hereunder, the Company shall, and shall cause its Affiliates to, meet certain baseline performance metrics, as set forth in the following table (the “Requisite Service Levels”):

	Metrics	Service Level
1.	Hours of system (DataHQ) availability	Monday –Friday: 4:00 AM – 11:00 PM (Pacific Time) Saturday: 5:00 AM – 10:00 PM (Pacific Time) Sunday: 7:00 AM – 11:00 PM (Pacific Time)

2.	System (DataHQ) uptime	99.5%

3.	Turn time for Instant Merge Reports	95% of transactions in under 20 seconds, or such other better service level required from time to time by Fannie Mae

4.	Customer service metrics for developed mortgage reports	Merge Plus: 24 hours Residential Mortgage Credit Report (RMCR): 48 hours

5.	Average speed of answer (ASA)	80% or greater of calls to be answered within 30 seconds

6.	Abandonment rate	Less than 5%

7.	Consumer disputes	To be handled per Federal requirements for service time in accordance with the Fair Credit Report Act, the Fair and Accurate Credit Transactions Act and other applicable law

Within 10 business days following the end of each calendar quarter, the Company will submit to First American a written quarterly report of actual performance measured against the Requisite Service Levels. In the event that the Company or its Affiliates does not meet the Requisite Service Levels at any time during the applicable Term, First American shall provide the Company with a written notice of deficiency (each, a “Notice of Deficiency”). Following receipt of a Notice of Deficiency, the Company shall, and shall cause its Affiliates to, (i) provide within five (5) days of receipt of such Notice of Deficiency to First American a written plan to cure the deficiency identified therein, which plan shall be subject to revision as First American may reasonably request within five (5) days of receipt thereof, and (ii) cure the deficiency identified such Notice of Deficiency in accordance with the foregoing written plan within thirty (30) calendar days from receipt of the Notice of Deficiency (such thirty (30) day period, the “Cure Period”). The Company shall be solely responsible for the implementation of remedial actions (including any and all fees, costs and expenses incurred in connection therewith) to cure all deficiencies noted in any Notice of Deficiency. If the Company does not cure or

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cause to be cured any deficiency identified in any Notice of Deficiency within the applicable Cure Period, First American shall have the right (but not the obligation) to assume control of the implementation of remedial action to cure such deficiency (including hiring third party service providers), and the Company shall promptly reimburse First American for any fees, costs and expenses incurred in connection therewith.

(b) Exclusive Reseller. During the applicable Term, the Company appoints, and the Company shall cause its Affiliates to appoint, First American and its Affiliates as, and First American hereby accepts for itself and for its Affiliates appointment as, the exclusive providers of Mortgage Credit Reports to Mortgage Customers. During the applicable Term, except as provided in this Agreement, the Company will not, and will not permit any of its Affiliates to, directly or indirectly market, sell or provide Mortgage Credit Reports to Mortgage Customers. In furtherance of the foregoing, First American shall be solely responsible for all sales, marketing, delivery, pricing and collections with regard to the sale of Mortgage Credit Reports to Mortgage Customers, and First American shall have the right and sole discretion to decide upon and implement strategies to carry out sales, marketing, delivery, pricing and collections with regard to the sale of Mortgage Credit Reports to Mortgage Customers (the “Mortgage Marketing Services”). The Company shall, and shall cause its Affiliates to, cooperate with First American and its Affiliates in the marketing and sale of Mortgage Credit Reports to Mortgage Customers and provide reasonable technical assistance to First American and its Affiliates for such purpose, including responding in a timely fashion to service requests that arise from time to time, training and telephone assistance regarding the Company’s or its Affiliates service options, delivery systems, service practices, software installation and use, systems interface, and other applicable policies and procedures.

(c) Operating Committee. The Parties shall collectively appoint four (4) individuals to serve on a committee (the “Operating Committee”) which shall be responsible for managing the provision of the Mortgage Services, except where the management thereof has been given to a Party hereunder, in the following manner: (i) First American shall be entitled to appoint two (2) members (the “FAF Members”) and (ii) the Company shall be entitled to appoint two (2) members (the “Company Members”). The initial FAF Members shall be Craig DeRoy and Bill Sherakas and the initial Company Members shall be Anand Nallathambi and Kathy Manzione. The Party that appoints a member of the Operating Committee may remove such member at any time, with or without cause, and such Party shall have the authority to name a replacement member to the Operating Committee.

(d) Allocation of Project Resources. The Company shall, and shall cause its Affiliates to, allocate information technology and project resources with regard to Mortgage Services in a manner that is consistent with the allocation of such resources by First American’s CREDCO Division prior to the transfer of that division to the Company or its Affiliate, and that equals or exceeds the allocation of such resources to other businesses of the Company and its Affiliates, and the Company shall not, and shall not permit its Affiliates to, discriminate against the provision of Mortgage Services in the allocation of information technology and project resources when measured against the

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allocation of such resources to other businesses of the Company and its Affiliates. In addition, the Company recognizes that Mortgage Credit Reports prepared for certain Mortgage Customers that have key client relationships with First American and its Affiliates require certain superior service levels and the Company shall, and shall cause its Affiliates to, dedicate appropriate and sufficient resources as may be reasonably necessary to meet such superior service levels with regard to such key Mortgage Customers identified by First American.

(e) Technology Support Services. In providing the technology support services contemplated in Item 7 of Schedule I hereto, First American shall, or shall cause its Affiliates to, meet certain baseline performance metrics, as set forth in the following table:

	Metrics	Service Level
1.	FAWS and the FAST Systems (FASTCar, FASTNet, FASTWeb)	General availability: Monday-Friday 4:00am to 11:00pm Pacific Saturday: 5:00 am to 10:00pm Pacific Sunday 7:00 am to 11:00pm Pacific

Minimum System Uptime and Availability: 99.5%

Transaction Processing Time: not to exceed 10 seconds in addition to the response time of the Company from DHQ

Service Level Response Time: Critical Need: within 2 hours Normal Need: within 24 hours New Account Setup: within 48 hours of request

2.	FASTDirect and Digital Certificates	General availability: Monday-Friday 4:00am to 11:00pm Pacific Saturday: 4:00 am to 10:00pm Pacific Sunday 7:00 am to 11:00pm Pacific

Minimum System Uptime and Availability: 99.5%

Transaction Processing Time: not to exceed 10 seconds in addition to the response time of the Company from DHQ

Service Level Response Time: Critical Need: within 2 hours Normal Need: within 24 hours New Account Setup: within 48 hours of request, except for Digital Certificates, in which case, 72 hours

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3.	Disaster Recovery	Data Center Availability: 7x24x365

Internet Availability: 7x24x365

Service Level Response Time: Critical Need: within 2 hours Normal Need: within 24 hours

4.	FirstBuy/Title	Availability: 7x24x365

Minimum System Uptime and Availability: 99%

Transaction Response Time (screen to screen): not to exceed 5 seconds on average

Service Level Response Time: Critical Need: within 2 hours Normal Need: within 24 hours MAC (moves, adds, changes): 48 hours

(f) Anaheim Communications Hub. During the applicable Term, First American will cause FARES to provide the Company with reasonable access to its voice communications hub (the “Communications Hub”) for the purpose of routing customer service calls to and the monitoring of personnel at the Company’s operations in India.

2.5. Personnel.

(a) During the applicable Term, First American or the other First American Entities shall continue to employ all personnel performing the Business Services directly and shall be solely responsible for and pay all of their salary, benefits, workers’ compensation premiums, unemployment insurance premiums, and all other compensation, insurance and benefits, including participation in employee benefit plans, if applicable. First American and the other First American Entities shall be solely responsible for timely payment, withholding and reporting of all applicable Federal, state, foreign and local withholding, employment and payroll taxes with respect to the personnel that perform the Business Services. First American or the other First American Entities shall maintain workers’ compensation and employers’ liability insurance, in accordance with applicable law, covering the personnel that perform the Business Services.

(b) During the applicable Term, the Company or its Affiliates shall continue to employ all personnel performing the Company Services, the ZapApp Services and the Mortgage Services directly and shall be solely responsible for and pay all of their salary, benefits, workers’ compensation premiums, unemployment insurance premiums, and all other compensation, insurance and benefits, including participation in employee benefit plans, if applicable. The Company and its Affiliates shall be solely responsible for timely

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payment, withholding and reporting of all applicable Federal, state, foreign and local withholding, employment and payroll taxes with respect to the personnel that perform the Company Services, the ZapApp Services and the Mortgage Services. The Company and its Affiliates shall maintain workers’ compensation and employers’ liability insurance, in accordance with applicable law, covering the personnel that perform the Company Services, the ZapApp Services and the Mortgage Services.

ARTICLE III.

FEES; PAYMENT

3.1. Fees.

(a) Business Services Fee. The Company shall pay First American (i) the Business Services Fee in consideration for the Business Services and (ii) such fees as may be negotiated from time to time with respect to the services described in Section 2.3.

(b) ZapApp Services Fee; Company Services Fees. First American shall pay the Company (i) the ZapApp Services Fee in consideration for the ZapApp Services and (ii) such fees as may be negotiated from time to time with respect to Company Services.

(c) Mortgage Credit Report Fees. First American shall pay the Company a fee of $12.60 for each of the Merged Reports provided to First American or its Affiliates that is bundled with other products or services sold by First American or its Affiliates (the “Bundled Reports Fee”). Fees paid by First American and its Affiliates to the Company in consideration for Mortgage Credit Reports that are not bundled with other First American products or services shall be negotiated by the Parties on a case-by-case basis (the “Non-Bundled Reports Fee” and collectively with the Bundled Reports Fee, the “Mortgage Credit Reports Fees”).

(d) Communications Hub Fees. The Company shall pay FARES its pro rata share (based on actual usage by the Company and its Subsidiaries) of the total actual cost to FARES of the Communications Hub.

3.2. Payment.

(a) Business Services. First American shall deliver to the Company an invoice containing a description of the Business Services covered by such invoice and provided during the relevant period and the amount of the Business Services Fee for such period. Each invoice shall be due and payable immediately upon receipt, and payment shall be made no later thirty (30) calendar days after receipt of such invoice. The Business Services Fee shall, where appropriate, accrue during any month (or portion thereof) during the applicable Term.

(b) ZapApp Services. The Company shall deliver to First American an invoice on a quarterly basis containing a description of the ZapApp Services provided during the relevant period and the amount of the ZapApp Services Fee for such period. Each invoice shall be due and payable immediately upon receipt, and payment shall be made no later thirty (30) calendar days after receipt of such invoice.

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(c) Mortgage Services. The Company may deliver to First American an invoice for Mortgage Credit Report Fees upon delivery of the underlying Mortgage Credit Reports to First American or its Affiliates, or at such later intervals as the Company determines. Each such invoice shall contain a description of the Mortgage Credit Reports provided during the relevant period and the amount of the Mortgage Credit Reports Fees for such period. Each such invoice shall be due and payable immediately upon receipt, and payment shall be made no later ninety (90) calendar days after receipt of such invoice.

(d) Communications Hub. First American shall cause FARES to deliver to the Company an invoice containing a reasonable description of the fees payable by the Company pursuant to Section 3.1(d). Each invoice shall be due and payable immediately upon receipt, and payment shall be made no later thirty (30) calendar days after receipt of such invoice.

ARTICLE IV.

TERM

4.1. Term. The term of this Agreement (the “Term”) with respect to each applicable service or Section hereof shall commence on the date hereof and terminate on the date set forth below with respect to the applicable service or Section hereof (each such date with respect to the applicable service or Section hereof, the “Termination Date”):

(a) Business Services described in Item 7 of Schedule I hereto shall be provided hereunder until the second (2nd) anniversary of the date hereof.

(b) The covenants and agreements set forth in Sections 2.4(a), (b) and (d) shall remain in effect until the second (2nd) anniversary of the date hereof, and thereafter the Term with respect to such covenants and agreements will be automatically extended for additional successive two (2) year terms unless terminated by First American upon sixty (60) days’ prior written notice to the Company; provided, however, the Parties shall renegotiate in good faith the amount of the Bundled Reports Fee on or before the second (2nd) anniversary of the date hereof, and on or before the last day of each two (2) year period thereafter, provided the Term respect to the covenants and agreements set forth in Section 2.4 is then still in effect.

(c) All other services not covered by subparagraphs (a) and (b) above (including Business Services (other than Business Services described in Item 7 of Schedule I hereto), ZapApp Services and Company Services) shall be provided hereunder until the first (1st) anniversary of the date hereof, unless renewed in accordance with the following sentence. The Term with respect to such services will continue, and this Agreement shall be automatically extended with respect to such services, for successive 180-calendar day periods commencing on the first day immediately following the first (1st) anniversary of the date hereof (such day,

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and the last day of each 180-calendar day period thereafter, a “Reset Date”), unless either Party advises the other in writing, no later than thirty (30) calendar days prior to a Reset Date, that the Term with respect to such services shall not be so extended. If the Term with respect to such services shall be so extended, the “Termination Date” with respect to such services shall mean the then applicable extended “Termination Date”, and the “Term” with respect to such services shall mean the period commencing on the date hereof and ending on the then applicable extended “Termination Date”.

4.2. Termination. In the event of termination of this Agreement with respect to any service or Section hereof, all outstanding unpaid fees owed by the Company and First American with respect to such service or Section hereof shall become immediately due and payable. The termination of this Agreement with respect to any service or Section hereof as to any Party shall be without prejudice to any rights or liabilities of the other Party hereunder which shall have accrued prior to such termination and shall not affect any provisions of this Agreement that are expressly or by necessary implication intended to survive such termination. This Agreement shall continue in full force and effect with respect to any services and/or Section hereof that has not been terminated in accordance herewith until terminated in accordance herewith.

ARTICLE V.

MISCELLANEOUS

5.1. Cooperation. The Parties will cooperate in good faith to carry out the purposes of this Agreement. Without limiting the generality of the foregoing, each Party will assist the other Party and furnish the other Party with such information and documentation as the other Party may reasonably request.

5.2. No Liability.

(a) In providing the Business Services hereunder, neither First American nor any of its Affiliates shall be liable to the Company or its Affiliates for any error or omission except to the extent that such error or omission results from the gross negligence or willful misconduct of First American or such Affiliate to perform the Business Services required by it hereunder. In no event shall First American or any of its Affiliates be liable to the Company or any of its Affiliates or any third party for any special or consequential damages, including, without limitation, lost profits or injury to the goodwill of the Company or any of its Affiliates, in connection with the performance, misfeasance or nonfeasance hereunder of First American or any of its Affiliates.

(b) In providing the ZapApp Services hereunder, neither the Company nor any of its Affiliates shall be liable to First American or its Affiliates for any error or omission except to the extent that such error or omission results from the gross negligence or willful misconduct of the Company or such Affiliate to perform the ZapApp Services required by it hereunder. In no event shall the Company or any of its Affiliates be liable to First American or any of its Affiliates or any third party for any special or consequential damages, including, without limitation, lost profits or injury to

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the goodwill of First American or any of its Affiliates, in connection with the performance, misfeasance or nonfeasance hereunder of the Company or any of its Affiliates.

(c) In providing the Mortgage Services hereunder, the Company shall, and shall cause its Affiliates to, promptly reimburse First American and its Affiliates for any amounts First American or its Affiliates are required to pay as a result of the failure of the Company or one of its Affiliates to meet the standard of care required by the agreements pursuant to which Mortgage Credit Reports are provided to Mortgage Customers.

5.3. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by mail, postage prepaid, or sent by facsimile, to the Parties, at the following addresses and facsimile numbers:

(a) If to First American, to:

The First American Corporation

1 First American Way

Santa Ana, California 92707

Facsimile:(714) 800-3403

Attention: Parker S. Kennedy

                  Kenneth D. DeGiorgio

(b) If to the Company, to:

First Advantage Corporation

One Progress Plaza, Suite 2400

St. Petersburg, Florida 33701

Facsimile:(727) 214-3401

Attention: John Long

                  Julie Waters

or to such other Person or address as any Party shall specify by notice in writing to the other Party in accordance herewith. Except for a notice of a change of address, which shall be effective only upon receipt, all such notices, requests, demands, waivers and communications properly addressed shall be effective and deemed received by the applicable Party: (i) if sent by U.S. mail, three business days after deposit in the U.S. mail, postage prepaid; (ii) if sent by Federal Express or other overnight delivery service, one business day after delivery to such service; (iii) if sent by personal courier, upon receipt; and (iv) if sent by facsimile, upon receipt.

5.4. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors of each of the Parties, but shall not be assigned by any Party without the prior written consent of the other Party.

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5.5. No Third Parties. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any natural person or Person other than First American, its Affiliates, the Company, its Affiliates and their respective successors and assignees. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third parties to First American, its Affiliates, the Company or its Affiliates. No provision of this Agreement shall give any third party any right of action over or against First American, its Affiliates, the Company or its Affiliates.

5.6. Amendments and Waivers. This Agreement may not be amended, and none of its provisions may be modified, except expressly by a written instrument signed by the Parties hereto. No failure or delay of a Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right, or any abandonment or discontinuance of steps to enforce such a power or right, preclude any other or further exercise thereof or the exercise of any other power or right. No waiver by a Party of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by such Party, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Notwithstanding anything to the contrary contained herein, First American shall not amend, or cause the Company to amend, any of the provisions of this Agreement or terminate this Agreement unless (a) the holders of a majority of the shares of Company Common Stock then outstanding (calculated without reference to any Shares held by First American and its Affiliates (as defined in the Merger Agreement)) approve a proposal submitted by the Company’s board of directors authorizing such amendment or (b) a majority of Disinterested Directors shall approve a resolution authorizing such amendment or termination.

5.7. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.

5.8. Confidentiality.

(a) Confidential Company Information. First American will, and will cause its Affiliates to, hold all Confidential Company Information confidential and will not disclose any such Confidential Company Information to any Person except as may be required to perform the Business Services, as authorized in advance by the Company or its Affiliates in writing or otherwise, or as may be required by law, in which case First American shall promptly provide notice to the Company that such Confidential Company Information has been subpoenaed or otherwise demanded, so that the Company may seek a protective order or other appropriate remedy. First American will, and will cause its Affiliates to, use its reasonable best efforts (but without out-of-pocket costs or expense) to obtain or assist the Company in obtaining such protective order or other remedy.

(b) Confidential FAF Information. The Company will, and will cause its Affiliates to, hold all Confidential FAF Information confidential and will not disclose any

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such Confidential FAF Information to any Person except as may be required to perform Company Services for First American Entities hereunder, as authorized in advance by First American in writing or otherwise, or as may be required by law, in which case the Company shall promptly provide notice to First American that such Confidential FAF Information has been subpoenaed or otherwise demanded, so that First American may seek a protective order or other appropriate remedy. The Company will, and will cause its Affiliates to, use its reasonable best efforts (but without out-of-pocket costs or expense) to obtain or assist First American in obtaining such protective order or other remedy.

5.9. Legal Enforceability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.10. Capacity. Each of the Parties hereto acknowledges and agrees that First American and each of its Affiliates is acting solely as an agent of the Company in rendering the Business Services hereunder and nothing herein contained, express or implied, is intended to create any other relationship, whether as principal or otherwise.

5.11. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

5.12. Complete Agreement. This Agreement, the Merger Agreement and the agreements expressly contemplated hereby and thereby set forth the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior letters of intent, agreements, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, employee, or representative or any Party relating thereto.

5.13. Affiliates. Each of First American and the Company shall cause each of its relevant Affiliates to comply with its obligations under this Agreement.

5.14. Representations. Each Party hereby represents and warrants to the other Party that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement has been duly authorized by it, and (c) this Agreement is a valid and binding agreement enforceable against such Party according to its terms, except as may be limited by laws affecting creditors’ rights generally or equitable principles generally.

5.15. Effect. The Amended Services Agreement is hereby terminated. Any future reference to the Amended Services Agreement shall from and after the date hereof be deemed to be a reference to this Agreement.

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IN WITNESS WHEREOF, each of the Parties has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized, all as of the day and year first above written.

THE FIRST AMERICAN CORPORATION

By:
Name:
Title:

FIRST ADVANTAGE CORPORATION

By:
Name:
Title:

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Schedule I

BUSINESS SERVICES

Column A - Service	Column B - Price
1. 401(k) Expenses	Actual Cost

2. Pension Expenses	Actual Cost

3. Insurance Allocation	Actual Cost

4. Medical Insurance Allocation	Actual Cost

5. Company Car Program	Actual Cost

6. Personal Property Leasing	Comparable to pricing given to similarly situated Affiliates of First American

7. Mortgage Marketing Services, Human Resources Systems, Payroll Systems (through a provider designated exclusively by First American), Technology Support Services (including FASTWEB, Corporate Technology Management, LAN Administration, and UNIX Administration) Oracle Financial Systems provided with respect to the Company’s Credit Information Group

$4,500,000 per year

8. Human Resources Systems, Payroll Systems (through a provider designated exclusively by First American) and Oracle Financial Systems provided to the Company other than with respect to the Company’s Credit Information Group

$300,000 per year

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Schedule II

ZAPAPP SERVICES

1.	Leasing of real and personal property in India

2.	Management support for Indian operations

3.	Human resources/payroll support in India

4.	Services incidental to the provision of the foregoing services

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